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                                                                EXHIBIT 99.10(b)

                           GARDNER, CARTON & DOUGLAS
                           SUITE 3400 - QUAKER TOWER
                             321 NORTH CLARK STREET
                         CHICAGO, ILLINOIS  60610-4795
                                 (312) 644-3000
                           TELECOPIER: (312) 644-3381

                               February 29, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Prudential Structured Maturity Fund, Inc.
     Shares of Common Stock, $0.01 par value per share
     -------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Prudential Structured Maturity Fund, Inc., a Maryland corporation (the "Fund"), in connection with its filing of Post-Effective Amendment No. 13 to its Registration Statement on Form N-1A (File No. 33-22363) (the "Amendment"). In addition to updating the information contained therein, the Amendment registers 2,368,832 shares of Common Stock, $0.01 par value per share, of the Income Portfolio of the Fund.

     We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of Common Stock will be, if and when issued by the Fund in the manner and upon the terms set forth in said Amendment, validly authorized and issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment.

                                             Very truly yours,

                                             /s/ Gardner, Carton & Douglas

                                             GARDNER, CARTON  & DOUGLAS

PHD/KJF/MAM